Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Niagara Financial Group, Inc.

We consent to the use of our reports dated February 25, 2014, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Buffalo, New York September 19, 2014